Exhibit (a)(9)
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MEGGITT PLC
5 July 1999


                  SHAREHOLDERS APPROVE PROPOSED ACQUISITION OF
                              WHITTAKER CORPORATION


At the Extraordinary General Meeting of Meggitt PLC ("Meggitt") held today, the special resolution approving, inter alia, the acquisition of Whittaker Corporation, set out in the notice accompanying the prospectus to shareholders dispatched on 9 June, 1999 was duly passed. The remaining conditions to the tender offer include the tender of shares representing a majority of Whittaker Corporation's common stock on a fully diluted basis, the expiration of the waiting period under Hart-Scott-Rodino Anti-Trust Improvements Act of 1976 and the compliance with the Exon-Florio provisions of the US Defense Production Act, a legislative measure designed to ensure national security of supply of strategic products. Meggitt is confident that the appropriate regulatory approvals will be received.